EXHIBIT (j)

              CONSENT OF INDEPENDENT ACCOUNTANT


We hereby consent to the use in the Statement of Additional Information constituting part of the Pre-effective Amendment No. 3 to registration statement of Form N-1A (the "Registration Statement") of our report date May 22, 2000, relating to the financial statement of the Integrity Small-Cap Fund of Funds, Inc., which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Accountants and Reports to Shareholders" in such Statement of Additional Information and to the reference to us on the back cover of the prospectus.



BRADY, MARTZ & ASSOCIATES, P.C.


Minot, North Dakota
May 22, 2000